Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Serve Robotics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)(3)	Fee Rate	Amount of Registration Fee (2)
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457(o)	⸺	⸺	$46,000,000	0.0001476	$6,789.60
Fees Previously Paid	Equity	Common Stock, $0.0001 par value per share	457(o)	⸺	⸺	$46,000,000	0.0001476	$6,789.60
	Total Offering Amounts					$46,000,000		$6,789.60
	Total Fees Previously Paid							$6,789.60
	Total Fee Offsets							—
	Net Fee Due							$0

(1)	Includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. The registrant may increase or decrease the size of the offering prior to effectiveness.

(3)	Includes shares subject to the underwriter’s option to purchase additional shares of our common stock to cover over-allotments, if any.